Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES EXPANDED SENIOR CREDIT FACILITY

TULSA, OK — December 6, 2006 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced the execution of an expanded senior secured revolving credit facility. The facility provides a five-year $75 million revolving credit line with an accordion feature to expand the facility to $100 million. The facility will bear interest at LIBOR or an alternate base rate plus an applicable margin based on the Company’s senior leverage ratio. The initial interest rate on the facility will be LIBOR+1.5% or Prime+0.0% as compared to a 9.0% effective rate on the previous facility. Matrix Service had no fundings under the revolving facility but utilized approximately $11.0 million of capacity for letters of credit upon the closing of the facility on November 30, 2006.

Michael J. Bradley, president and chief executive officer of Matrix Service Company, said, “I am pleased that the Company’s capital structure has been successfully expanded to meet our future growth needs. By closing this transaction, we have effectively lowered our interest rates and increased the Company’s flexibility in pursuing strategic opportunities.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Truc Nguyen
Vice President Finance and CFO	The Global Consulting Group
918-838-8822	646-284-9418
laustin@matrixservice.com	tnguyen@hfgcg.com

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